China Energy Corporation Appoints Paul Li, Stephen Markscheid and Brock Silvers to its Board of Directors

Jun. 7, 2010 (PR Newswire) --

HOHHOT CITY, China, June 7 /PRNewswire-Asia-FirstCall/ -- China Energy Corporation (OTC Bulletin Board: CHGY), ("China Energy" or "the Company"), a leading Inner Mongolia producer and processor of raw coal for domestic heating, electrical generation, and coking purposes for steel production in the People's Republic of China, today announced that it has appointed Paul Li, Stephen Markscheid and Brock Silvers to its Board of Directors effective immediately. With their appointment, the Company's Board of Directors was increased to five members. The term for each of the three Independent Directors is for one year from May 31, 2010.

"We are pleased to welcome Mr. Li, Mr. Markscheid and Mr. Silvers to our Board of Directors and look forward to the valuable insight and perspective they will bring to the Company as we pursue our growth strategy as a leading producer and processor of coal in Inner Mongolia," stated Mr. WenXiang Ding, Chairman, Chief Executive Officer and President of the Company. "Their extensive financial, managerial and operational experience and their expertise in the areas of corporate finance and accounting, compliance and international trade will bring additional depth and strength to our Board of Directors and leadership team."

Mr. Li is an expert on risk-based auditing, GAAP financial reporting, SEC compliance and forensic auditing. He began his internal audit career as a manager with the St. Paul Companies and Prudential Company. More recently, Mr. Li was an internal audit and compliance officer with Countrywide Financial Corporation. From there he moved on to US government forensic auditing. Mr. Li had prior experience as CFO of Hainan Jinpan International (JST), Taiheng International, C&M Holding and Transtate Insurance Company. Mr. Li was an adjunct assistant professor with the College of Insurance and guest lecturer at Nanjing University. Mr. Li obtained a master's degree in risk management from the College of Insurance and has 34 years of financial management experience. Mr. Li is a U.S. certified public accountant (CPA) licensed in California and New Jersey.

Mr. Markscheid, who has extensive experience in the global banking, corporate finance and capital market sectors, currently serves as chief executive officer of Synergenz BioScience Inc., a Hong Kong-based genomics company. Previously he was chief executive officer of HuaMei Capital Company, Inc., China's first U.S.-based investment bank, as well as senior vice president for global risk at GE Healthcare Financial Services, and director of business development at GE Capital in both Beijing and Singapore. He also has held consulting, consumer and corporate finance positions for Chinese and global clients at Boston Consulting Group, First Chicago Bank and Chase Manhattan Bank. Mr. Markscheid received his MBA from Columbia University, MA in International Affairs & Economics from Johns Hopkins University and BA in East Asian Studies from Princeton University. He currently serves as an independent director on the boards of CNinsure, Inc., a NASDAQ-listed insurance brokerage company, and Jinko Solar, Inc. a NYSE-listed solar PV manufacturer. He also serves on the investment committees of two separate Hong Kong-based private equity funds, Emerald Hill Capital Partners and Pacific Alliance China Growth Fund.

Mr. Silvers has more than two decades of senior investment and operating experience in China and Asia, with a specific emphasis on the energy industry. He previously served as CEO of Laris Group, a China-based hospitality portfolio, and CEO of Envirofit International, an environmental technology firm operating in the Asia Pacific region. Mr. Silvers was also a co-founding Partner of Power Pacific Company, a private equity firm focused on Chinese energy industry investments, and served as Director - International Development for Eagle Industries, a multi-billion dollar industrial holding company controlled by renowned U.S. investor Sam Zell. Mr. Silvers' Board experience includes serving as an Executive Director with Envirofit International, Power Pacific Company, and Shijiazhuang Yongtai Cogen Joint Venture. He received his MBA in Finance from the Wharton School - University of Pennsylvania, his M.A. in International Studies (Chinese Language & Culture) from the Lauder Institute - University of Pennsylvania, and his B.A. in Chinese Studies from Columbia University. Mr. Silvers is fluent in Mandarin.

In addition to Mr. Ding and the newly named Directors, China Energy's Board of Directors also includes Ms. YanHua Li, Vice-General Manager of China Energy's Coal Group.

About China Energy Corporation

China Energy Corporation produces and processes raw coal for domestic heating, electrical generation and coking purposes for steel production in the People's Republic of China, and acts as a brokerage in facilitating coal trade transactions. The Company produces coal through its subsidiary Inner Mongolia Tehong Coal Group Co, Ltd. ("Coal Group") and supplies heating and electricity requirements throughout the XueJiaWan district through its subsidiary Inner Mongolia Zhunger Heat Power Co., Ltd. ("Heat Power"). Through Heat Power, China Energy operates a thermoelectric plant and 32 heat transfer stations located in XueJiaWan, Ordos City in which the Company is at present the only government licensed supplier for heating. For additional information on China Energy Corporation see http://www.ceccec.com ..

For more information, please contact:

Company:

Alex (Yuan) Gong, Chief Financial Officer
Tel:   +86-10-5203-6900
Email: alexgong08@gmail.com

Investor Relations:

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net

SOURCE China Energy Corporation